Exhibit 23.7
December 11, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of Real Capital Analytics
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. Real Capital Analytics hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	The chart entitled Historical Industrial Cap Rates and the information contained in such chart.

•	Information regarding the total market for distressed U.S. commercial real estate.
     In giving such consent, Real Capital Analytics does not hereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Real Capital Analytics hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.
[Signature Page Follows]

REAL CAPITAL ANALYTICS
By:	/s/ Jeanne B. Jambor
	Name:	Jeanne B. Jambor
	Title:	Chief Financial Officer